Tianli Agritech, Inc. Reports First Quarter 2014 Results

WUHAN CITY, China, May 12, 2014 /PRNewswire/ -- Tianli Agritech, Inc. (NASDAQ:OINK) ("Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs headquartered in Wuhan City, China, today announced its financial results for the first quarter 2014 ended March 31, 2014.

Mr. Ping Wang, Chairman and Chief Executive Officer of Tianli commented, "We are pleased to deliver another solid quarter, achieving 32% top-line growth and $0.03 EPS for the three months ended March 31, 2014. Our black hog program and retail operations are showing strength, positioning us well for future growth. Looking ahead, despite near-term challenges facing the hog industry- slowing economic growth momentum, tightened credit environment, and the government's crackdown on corruption and extravagant spending, we are confident about the long-term growth prospects of the Chinese hog industry and Tianli's market position."

First Quarter 2014 Financial Results:

	For the Three Months Ended March 31,
($ thousands, except per share data)	2014	2013	% Change
Revenue	$9,717	$7,387	31.5%
Gross margin	15.0%	10.9%	38.0%
Operating margin	4.2%	-1.8%	NM
Net income (losses) for common shareholders	428	(110)	NM
Diluted earnings per share	0.03	(0.01)	NM

Revenue for the first quarter of 2014 increased $2.33 million, or approximately 32%, to $9.72 million from $7.39 million for the same period of 2013. This increase was primarily attributable to sales of black hogs raised by farmers participating in our black hog program as well as revenue contributed from our retail sales of specialty black hog products which resumed in April 2013. The Company sold a total of 41,352 breeder hogs, regular market hogs and black hogs with a blended average selling price of $223 per hog during the first quarter of 2014, compared to 32,513 hogs sold and a blended average selling price of $227 per hog for the same period of 2013. Revenue for the first quarter of 2014 from breeder hog sales decreased by 7% to $1.99 million while the number of breeder hogs sold decreased 8% to 7,069 hogs and the average selling price of breeder hogs increased 1% to $281 per hog. The decline in breeder hogs sold was primarily due to weakness in market demand for breeder hogs as farmers are not looking to expand their herds. Revenue for the first quarter of 2014 from regular market hog sales increased 1% to $4.58 million as the number of regular market hogs sold grew 4% to 22,583 hogs and the average selling price of regular market hogs decreased 3% to $203 per hog.

For the first quarter of 2014, we generated $3.15 million in revenue through the sale of black hogs and black hog specialty pork products. We sold 11,700 black hogs as breeder and market hogs with an average selling price of $228 per hog, generating revenue of $2.67 million. We also sold 89,483 kilograms of specialty black hog products through retail that generated $0.48 million in revenue during the first quarter of 2014. Our black hog specialty pork product portfolio includes fresh pork meat sold through supermarkets and to restaurants, hotels and other retailers, and vacuumed pork meats sold in gift boxes or portable thermo coolers.

	For the Three Months Ended March 31,
	2014			2013
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs- regular hogs	7,069	$281	$1,989	7,690	$277	$2,129
Market hogs- regular hogs	22,583	203	4,580	21,722	209	4,547
Market hogs- black hogs	11,700	228	2,670	3,101	229	710
Total	41,352	223	9,239	32,513	227	7,387

	Kilogram	Average Price/kg ($)	Sales ($ thousands)	Kilogram	Average Price/kg ($)	Sales ($ thousands)

Market hogs- specialty black hog pork products	89,483	$5	$478	-	-	-

Cost of goods sold increased $1.67 million, or 25%, to $8.25 million for the first quarter of 2014. Cost of goods sold related to the hog farming segment was $8.01 million for the first quarter of 2014 as compared to $6.58 million for the same period of 2013. Cost of goods sold for the retail segment was $0.25 million for the first quarter of 2014. Gross profit for the first quarter of 2014 was $1.46 million, compared to $0.81 million for the same period of last year. Gross margin for the first quarter of 2014 was 15.0%, compared to 10.9% for the same period of 2013. This increase in gross margin reflected improvement in the gross margin from the sale of breeder hogs and black hogs and the impact of our higher margin specialty black hog meat products. The gross margins for breeder hogs, regular market hogs, black hogs, and retail sales were 36%, 6%, 9% and 48% respectively, for the first quarter of 2014. As a comparison, gross margins for breeder hogs, regular market hogs, and black hogs were 30%, 11%, and 4%, respectively, for the same period of last year.

Selling, general and administrative expenses increased $0.12 million, or 13%, to $1.06 million for the first quarter of 2014. The increase was primarily the result of a loss in inventory of $0.09 million and marketing expenses of $0.25 million related to our black hog program, partially offset by a reduction of $0.22 million in administrative expenses.

Net Income for the first quarter of 2014 was $0.30 million, compared to a net loss of $0.18 million for the same period of 2013. The combination of an increase in revenue and a decrease in selling, general, and administrative expenses led to the return to profitability. The turnaround from a net loss to net profit was primarily the result of: 1) stable hog feed costs, which helped us control our cost of goods sold and 2) improved margins contributed by sales of breeder hogs, black hogs and black hog specialty pork products.

After allocating net income attributable to non-controlling interest, net income attributable to common shareholders for the first quarter of 2014 was $0.43 million, or $0.03 per diluted share. This compared to net loss attributable to common shareholders of $0.11 million, or net loss of $0.01 per diluted share for the first quarter of 2013.

Financial Position

As of March 31, 2014, the Company had cash and cash equivalents of $19.53 million, compared to $10.09 million at the end of 2013. Working capital as of March 31, 2014 was $21.03 million as compared to $14.95 million at December 31, 2013. Cash flow from operations was $3.02 million and $0.93 million for the three months ended March 31, 2014 and 2013, respectively.

Recent Developments

On April 18, 2014, the Company announced that its wholly owned VIE subsidiary, Wuhan Fengze Agricultural Science and Technology Development Co., Ltd. ("Fengze"), completed an equity interest transfer with Xiamen Ruijin Fund LLP ("XMRJ") that allowed Fengze to regain full control of Hubei Tianzhili Breeder Hog Co., Ltd. ("Tianzhili"). Total consideration for the transaction is RMB 6,666,700, or approximately $1,050,000, which equals the advances received from XMRJ as of April 18, 2014 in connection with XMRJ's acquisition of the 40% equity interest in Tianzhili in November 2012. As a result of the transaction, Tianzhili became a wholly owned subsidiary of Fengze and the Company regained full control of its Black Hog Program in Enshi Prefecture.

On April 11, 2014, the Company announced that it had entered into an agreement to sell $5.72 million shares of its common stock (the "Offering") to Mr. Ping Wang, the Company's Chairman and CEO. Pursuant to a Subscription Agreement executed on April 10, 2014, once regulatory issues are resolved, which is anticipated to happen shortly, the Company will issue 2.6 million shares of its common stock to Mr. Wang for an aggregate consideration of $5.72 million, or $2.20 per share. The offering price represents an approximately 20.9% premium over the closing price of $1.82 on April 9, 2014. As a condition of the sale, Mr. Wang agreed not to sell the Shares for 18 months and thereafter at not less than $2.20 per share.

On April 8, 2014, Mr. Ping Wang and the Company's Nominating Committee recommended, and the Board of Directors approved, the appointment of Mr. Tong Zhao as a Director of the Board. Mr. Zhao, 39, currently serves as Executive President of Aoxin Holding Co., Ltd. ("Aoxin"), where Mr. Wang also serves as Chairperson.

On March 31, 2014, the Company announced that, due to personal health-related reasons, Mrs. Hanying Li has resigned as Chairwoman and Chief Executive Officer, effective March 27, 2014. Mrs. Li will remain with Tianli as a member of the Board of Directors. On March 28, 2014, the Nominating Committee recommended, and the Board of Directors approved, the appointment of Mr. Ping Wang as a Director, the Chairman of the Board, and Chief Executive Officer of Tianli.

On March 27, 2014, the Company announced that it had completed a $6 million private placement of its common stock to Mr. Ping Wang, a citizen of the PRC. Pursuant to a Subscription Agreement executed on March 24, 2014, the Company issued and sold 3 million shares of its common stock (the "Shares") to Mr. Wang for an aggregate consideration of $6 million, or $2.00 per share. The offering price represents an approximately 13% premium over the closing price of $1.77 on March 21, 2014. As a condition of the sale, Mr. Wang agreed not to sell the Shares for 18 months and thereafter at not less than $2.00 per share.

Earnings Conference Call

Tianli will host an earnings conference call and live webcast covering its first quarter 2014 financial results at 8:00 a.m. EDT on May 13, 2014, which is also 8:00 p.m. in Beijing on May 13, 2014. To attend the call, please use the information below for either dial-in access or webcast access. When prompted on dial-in, ask for "Tianli".

Conference Call
Date:	Tuesday, May 13, 2014
Time:	8:00 am EDT, U.S.
U.S. Dial-in:	+1 877-317-6789
International Dial-in:	+1 412-317-6789
Conference ID:	Tianli/OINK
Webcast Link:	http://services.choruscall.com/links/tianli140513.html

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the end of the live call through May 29, 2014. The audio replay can be accessed by dialing +1-877-344-7529 within the United States or +1-412-317-0088 internationally, and entering access ID No. 10046300.

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling breeder and market hogs in China and is developing a retail channel for its pork products including high-value, black hog meat. The Company is focused on growing high quality hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com
Web: http://www.weitian-ir.com

TIANLI AGRITECH, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$19,531,022.00	$10,087,694.00
Accounts receivable, net	181,849.00	256,607.00
Inventories	9,985,633.00	11,484,786.00
Advances to suppliers	2,129,898.00	1,612,492.00
Prepaid expenses	153,436.00	204,106.00
Restricted cash	-	-
Other receivables, net	281,889.00	1,181,078.00
Total Current Assets	32,263,727.00	24,826,763.00

Long-term prepaid expenses	1,571,432.00	1,606,188.00
Plant and equipment, net of accumulated depreciation of $7,464,495 and
$6,960,163 at March 31, 2014 and December 31, 2013, respectively	22,434,283.00	23,185,732.00
Construction in progress	50,471.00	50,897.00
Biological assets, net of accumulated amortization of $4,191,169 and
$3,843,502 at March 31, 2014 and December 31, 2013, respectively	2,851,542.00	3,276,840.00
Intangible assets, net	1,455,399.00	1,480,631.00

Total Assets	$60,626,854.00	$54,427,051.00

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Short-term loans	$7,952,093.00	$6,382,561.00
Accounts payable and accrued payables	7,497.00	48,896.00
Other payables	3,146,825.00	3,309,246.00
Due to related party	127,978.00	139,430.00
Total Current Liabilities	11,234,393.00	9,880,133.00

Stockholders' Equity:
Common stock ($0.001 par value, 50,000,000 shares authorized,
16,964,000 and 13,964,000 shares issued and outstanding as of
March 31, 2014 and December 31, 2013, respectively)	16,964.00	13,964.00
Additional paid in capital	23,291,398.00	18,094,200.00
Statutory surplus reserves	2,416,647.00	2,416,647.00
Retained earnings	19,966,549.00	19,538,507.00
Accumulated other comprehensive income	3,700,903.00	4,046,055.00
Stockholders' Equity - Tianli Agritech Inc. and Subsidiaries	49,392,461.00	44,109,373.00
Noncontrolling interest	-	437,545.00
Total Stockholders' Equity	49,392,461.00	44,546,918.00
Total Liabilities and Stockholders' Equity	$60,626,854.00	$54,427,051.00

TIANLI AGRITECH, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (UNAUDITED)

	For the 3 Months Ended March 31,
	2014	2013

Sales	9,716,629	$7,386,534
Cost of goods sold	8,254,511	6,581,233
Gross profit	1,462,118	805,301

Operating expenses:
General and administrative expenses	773,411	902,498
Selling expenses	282,767	36,042
Total operating expenses	1,056,178	938,540

Income (loss) from operations	405,940	(133,239)

Other income (expense):
Interest expense	(89,676)	(166,817)
Subsidy income	-	95,589
Impairment loss from Farm 8 shutdown	-	-
Impairment loss from construction in progress	-	-
Other income (expense)	(15,239)	25,904
Total other expenses	(104,915)	(45,324)

Income (loss) before income taxes	301,025	(178,563)

Income taxes	-	-
Net income (loss) from continuing operations	301,025	(178,563)

Discontinued operations:
Gain from operations of discontinued component, net of taxes	-	-

Net income (loss)	301,025	(178,563)
Net loss attributable to noncontrolling interest	127,017	68,495
Net income (loss) attributable to Tianli Agritech Inc. common stockholders	428,042	(110,068)

Other comprehensive income:
Unrealized foreign currency translation adjustment	(365,368)	252,565

Comprehensive income	62,674	$142,497

Earnings (losses) per share attributable to Tianli Agritech Inc. common stockholders - basic and diluted:
Weighted-average shares outstanding, basic and diluted	13,964,000	11,194,000

Continuing operations - Basic & diluted	0.03	$(0.01)
Discontinued operations -Basic & diluted	-	$-

TIANLI AGRITECH, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Three Months Ended March 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	301,025	$(178,563)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	884,027	800,471
Amortization of prepaid expenses	110,316	100,446
Bad debt expense	8,486	-
Loss from inventory LCM	86,917	-
Changes in operating assets and liabilities:
Accounts receivable	64,678	(28,681)
Inventories	1,326,872	(317,839)
Advances to suppliers	(534,902)	79
Prepaid expenses	(39,488)	-
Other receivables	896,107	7,003
Accounts payable and accrued payables	(41,301)	(4,196)
Other payables	(40,578)	546,572
Total adjustments	2,721,134	1,103,855
Net cash provided by (used in) operating activities	3,022,159	925,292

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchae of noncontrolling interest	(1,090,114)	-
Purchase of biological assets	-	(58,570)
Purchase of plant and equipment	(3,467)	(432,941)
Net cash used in investing activities	(1,093,581)	(491,511)

CASH FLOWS FROM FINANCING ACTIVITIES
Due to related party	(10,990)	-
Proceeds from capital contribution	6,000,000	-
Proceeds from short-term loans	1,635,163	-
Net cash provided by financing activities	7,624,173	-

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(109,423)	65,687

NET INCREASE IN CASH	9,443,328	499,468

CASH, BEGINNING OF PERIOD	10,087,694	7,477,205

CASH, END OF PERIOD	19,531,022	$7,976,673

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest paid	146,661	$173,021
Income tax paid	-	$-